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                                                            Exhibit 10(a)(xxxi)

                        PERFORMANCE UNIT AWARD AGREEMENT

[DATE]

Dear ____________________:

H. J. Heinz Company is pleased to confirm that, effective as of __________, you have been granted a Performance Unit Award in accordance with the terms and conditions of the H. J. Heinz Company Fiscal Year 2003 Stock Incentive Plan (the "Plan"). This Performance Unit Award is also made under and pursuant to this letter agreement ("Agreement"), the terms and conditions of which shall govern and control in the event of a conflict with the terms and conditions of the Plan. For purposes of this Agreement, the "Company" shall refer to H. J. Heinz Company and its Subsidiaries. Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the same defined meanings as in the Plan.

1. Performance Unit Award. The annual unadjusted target value of the Performance Units awarded to you under this Agreement is $____________. The total target award opportunity for the Performance Period is equal to twice this amount, subject to prorating pursuant to Paragraph 3 below (the "Award Opportunity"). Your actual Award will be paid as a percentage of the Award Opportunity, as determined pursuant to Paragraph 2 below (the "Payout Percentage"). The "Performance Period" means the two-year period spanning the Company's Fiscal Year __ and Fiscal Year __.

2. Performance Goals. The Payout Percentage will be determined based upon the level of success the Company achieves during the Performance Period relative to the Performance Goals established by the Management Development and Compensation Committee of the Board of Directors as set forth below.

     [PERFORMANCE GOALS]

3. Payment of Performance Award. Your Performance Unit Award, if earned, will be paid promptly after the end of the Performance Period, subject to Paragraphs 4 and 5 below. If your employment with the Company began after the commencement of the Performance Period, the actual amount of your Award will be pro-rated based upon the number of months that you were employed by the Company (in an eligible position) during the Performance Period. The Performance Unit Award will be paid in cash; provided, however, that in the event that you are an executive covered by the Company's Stock Ownership Guidelines and you have not yet attained the requisite level of stock ownership, your Performance Award will be paid in the form of shares of Heinz Common Stock, which you would be expected to thereafter retain in accordance with the Stock Ownership Guidelines. Notwithstanding the foregoing or any other provision or term of this Agreement to the contrary, you must have been employed by the Company in an eligible position for a minimum of twelve (12) months during the Performance Period in order to be eligible to receive payment of a Performance Unit Award hereunder.



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4.   Termination of Employment. The termination of your employment with the
     Company will have the following effect on your Performance Unit Award:

     (a) Termination of Employment During First Year of Performance Period. In the event that your employment with the Company ends during the first year of the Performance Period for any reason, including without limitation as a result of death, disability, retirement, voluntary termination or involuntary termination with or without Cause, your Performance Unit Award will automatically be forfeited.

     (b)  Termination of Employment During Second Year of Performance Period.

          (i) Death, Disability or Retirement. In the event that your employment with the Company ends during the second year of the Performance Period as the result of your Death, Retirement, or Disability, you will receive a Performance Unit Award at the end of the Performance Period determined in accordance with Paragraph 2 above, prorated through the date your employment ends or the date of your disability, as applicable.

          (ii) Involuntary Termination without Cause. In the event your employment with the Company ends during the second year of the Performance Period as the result of an Involuntary Termination without Cause, the MD&CC may, in its sole discretion, authorize the payment of a Performance Unit Award at the end of the Performance Period, determined in accordance with Paragraph 2 above, prorated through your last day of employment with the Company.

          (iii) Other Termination. In the event your employment with the Company ends during the second year of the Performance Period as the result of any reason other than as set forth in subparagraphs 4(b)(i) and 4(b)(ii) above, including without limitation any voluntary termination of employment or an involuntary termination for Cause, your Performance Unit Award will automatically be forfeited.

     (c) Change in Control. In the event of a Change in Control (as defined in IRS Notice 2005-1, Section IV, Q&A-12) during the Performance Period, payment of this Performance Award will be immediately accelerated. The amount of the Performance Award will be prorated as of the date the Change in Control become effective, and shall be determined based upon verifiable Company performance as of such date.



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5.   Non-Solicitation/Confidential Information. In partial consideration for the
     Performance Unit Award granted to you hereunder, you agree that you shall not, during the term of your employment by the Company and for 12 months after termination of your employment, regardless of the reason for the termination, either directly or indirectly, solicit, take away or attempt to solicit or take away any other employee of the Company, either for your own purpose or for any other person or entity. You further agree that you shall not, during the term of your employment by the Company or at any time thereafter, use or disclose the Confidential Information (as defined below) except as directed by, and in furtherance of the business purposes of, the Company. You acknowledge that the breach or threatened breach of this Paragraph 5 will result in irreparable injury to the Company for which there is no adequate remedy at law because, among other things, it is not readily susceptible of proof as to the monetary damages that would result to the Company. You consent to the issuance of any restraining order or preliminary restraining order or injunction with respect to any conduct by you that is directly or indirectly a breach or threatened breach of this Paragraph 5.

     "Confidential Information" as used herein shall mean technical or business information not readily available to the public or generally known in the trade, including but not limited to inventions; ideas; improvements; discoveries; developments; formulations; ingredients; recipes; specifications; designs; standards; financial data; sales, marketing and distribution plans, techniques and strategies; customer and supplier information; equipment; mechanisms; manufacturing plans; processing and packaging techniques; trade secrets and other confidential information, knowledge, data and know-how of the Company, whether or not they originated with you, or information which the Company received from third parties under an obligation of confidentiality.

6. Impact on Benefits. The Performance Unit Award, if earned, will not be eligible for contributions under any of the Company's retirement and other benefit plans, including but not limited to the Company's Supplemental Executive Retirement Plan, the Savings Plan or the Company Match plan.

7. Tax Withholding. When your Performance Unit Award is paid, the Company will withhold the amount of money (or, if applicable, the number of shares of Common Stock that is equal, based on the Fair Market Value of the Common Stock on the payment date) to the amount of the federal, state, local, and/or foreign income and/or employment taxes required to be collected or withheld with respect to the payment.

8. Non-Transferability. Your Performance Unit Award may not be sold, transferred, pledged, assigned or otherwise encumbered except by will or the laws of descent and distribution. You may also designate a beneficiary(ies) in the event that you die before the Performance Unit Award is paid, who shall succeed to all your rights and obligations under this Agreement and the Plan, subject to Paragraph 4 above. A beneficiary election form is attached.



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9.   Employment At-Will. You acknowledge and agree that nothing in this
     Agreement or the Plan shall confer upon you any right with respect to future awards or continuation of your employment, nor shall it constitute an employment agreement or interfere in any way with your right or the right of Company to terminate your employment at any time, with or without cause, and with or without notice.

10. Collection and Use of Personal Data. You consent to the collection, use, and processing of personal data (including name, home address and telephone number, identification number) by the Company or a third party engaged by the Company for the purpose of implementing, administering and managing the Plan and any other stock option or stock or long-term incentive plans of the Company (the "Plans"). You further consent to the release of personal data to such a third party administrator, which, at the option of the Company, may be designated as the exclusive broker in connection with the Plans. You hereby waive any data privacy rights with respect to such data to the extent that receipt, possession, use, retention, or transfer of the data is authorized hereunder.

11. Future Awards. The Plan is discretionary in nature and the Company may modify, cancel or terminate it at any time without prior notice in accordance with the terms of the Plan. While Performance Unit Awards or other awards may be granted under the Plan on one or more occasions or even on a regular schedule, each grant is a one time event, is not an entitlement to an award of cash or stock in the future, and does not create any contractual or other right to receive a Performance Award or other compensation or benefits in the future.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions.

THIS PERFORMANCE UNIT AWARD IS SUBJECT TO YOUR SIGNING BOTH COPIES OF THIS AGREEMENT AND RETURNING ONE SIGNED AND DATED COPY TO THE COMPANY.


                                            H. J. HEINZ COMPANY


                                            By: ______________________________


Accepted:         ______________________________

Date:             ______________________________


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                             BENEFICIARY DESIGNATION

Upon my death, the Performance Award earned by me under all Performance Award Agreements shall be paid to the beneficiary(ies) I designate below. This designation supercedes any prior beneficiary designation I have made regarding my Performance Awards, and shall remain in effect unless and until I file a subsequent Beneficiary Designation Form with the Company.

Primary Beneficiary Designation

All Performance Awards earned by and payable to me shall be paid, in equal portions unless otherwise indicated, to the following Primary Beneficiary(ies) then surviving:


Name                     Relationship    Date of Birth   Social Security Number
----                     ------------    -------------   ----------------------

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Contingent Beneficiary Designation

If none of the above-named Primary Beneficiaries survives me, the Performance Awards earned by and payable to me shall be paid, in equal portions unless otherwise indicated, to the following Contingent Beneficiary(ies) then surviving:



Name                     Relationship    Date of Birth   Social Security Number
----                     ------------    -------------   ----------------------

--------------------     ------------    -------------   ----------------------

--------------------     ------------    -------------   ----------------------

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Signature                                                     Date